EXHIBIT 10.41

ADDENDUM #1 TO PROMISSORY NOTE

This Addendum to the Promissory Note dated April 14, 2014 between Steven Frye and Elite Data Services, Inc. for the principal sum of $13,500, extends the Maturity Date from April 15, 2015 to December 31, 2015.

This Addendum shall be governed by and construed and enforced in accordance with the laws of Florida.

By:	/s/ Sarah Myers
Sarah Myers, President

By:	/s/ Steven Frye
Steven Frye, Lender

Dated: March 22, 2015